COMPANY  ORGANIZATIONAL  CHART



United Life & Annuity Insurance Company (ULA) is a wholly-owned subsidiary of Pacific Life and Accident Insurance Company (PLAIC).

PLAIC  is  a  wholly-owned  subsidiary  of  PennCorp  Financial  Group,  Inc.

United  Variable  Services,  Inc.  is  a  wholly-owned  subsidiary  of  ULA.